UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                February 8, 2002


                                 CURRENT REPORT


                       Pursuant to section 13 of 15(d) of
                       the Securities Exchange Act or 1934



                         Commission file number: 0-28891


                            COMMERCIAL CONCEPTS, INC.
                               a Utah corporation


                              IRS Number 87-0409620


              324 South 400 West Suite B Salt Lake City, Utah 84101
                                 (801) 328-0540


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ITEM 5.  OTHER EVENTS

         The purpose of this Form 8-K is to inform the shareholders of Commercial Concepts, Inc. of an action to amended the Company's Amended Articles of Incorporation. On January 22, 2002 the Company distributed an "Action by Written Consent of the Shareholders of Commercial Concepts, Inc." (Consent) to a majority of all shareholders of record on January 15, 2002 to amend it's Amended Articles of Incorporation to increase the number of authorized shares of stock and to designate a portion of those shares to be preferred stock. The reasons for this request are included below.

         1. To assure that the Company remains in compliance with its obligations under the convertible debt agreements. As the price of the Common Stock varies, the number of shares needed to provide for the convertible debt outstanding fluctuates. Given the current stock price, conversion of all such debt would require more shares than authorized under the Company's Amended Articles of Incorporation.

         2. To provide the Company with additional flexibility in financing its operations. The Company may need to generate additional capital to execute it business plan. In order to provide for the option of raising private equity, the Board of Directors recommended that the Company's Amended Articles of Incorporation authorize the use of preferred stock and allow the Board to designate the terms of the preferred stock.

         In order act quickly and to avoid a costly proxy process, we solicited Consents from shareholders holding a majority of the Company's common stock and have received the required number of Consents authorizing this action. A copy of the Articles of Amendment to the Amended Articles of Incorporation of Commercial Concepts, Inc. is attached as Exhibit 3 for your information.

         This action will be filed with the State of Utah and become effective ten (10) following the filing of this Form 8-K with the Securities and Exchange Commission.

ITEM 7.  EXHIBITS

         3 Articles of Amendment to the Amended Articles of Incorporation of Commercial Concepts, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               COMMERICAL CONCEPTS, INC

Dated:  February 8, 2002                      /s/ George E. Richards, Jr.
                                              ----------------------------------
                                              George E. Richards, Jr., President

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